Press Release

Contact: Trey Whichard (713) 462-4239

Release: Immediately

BJ SERVICES COMPANY ANNOUNCES FILING OF

ITS ANNUAL REPORT ON FORM 10-K

Houston, Texas. January 26, 2005. BJ Services Company (BJS-NYSE, CBOE, PCX) announced today that is has filed its Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

The Company has conducted a comprehensive review of the Asia Pacific Region's balance sheet and we have determined that excess liabilities had accumulated over a period of years which still existed at September 30, 2004 in the amount of $12.2 million. The net effect of these adjustments has been reported in Other Income in the Consolidated Statement of Operations for the year ended September 30, 2004. The following table provides a summary of consolidated results of operations for the three and twelve months ended September 30, 2004, as adjusted compared with the consolidated results of operations for the three and twelve months ended September 30, 2004 as reported by the Company on November 2, 2004:

	Three Months Ended		Twelve Months Ended
	As Reported	As Adjusted	As Reported	As Adjusted
	9/30/04	9/30/04	9/30/04	9/30/04
	(In thousands except per share data)
Revenue	$ 694,465	$ 694,465	$ 2,600,986	$ 2,600,986
Total operating expenses	570,491	567,721(1)	2,165,371	2,162,601
Operating income	123,974	126,744	435,615	438,385
Interest expense	(4,068)	(4,068)	(16,389)	(16,389)
Interest income	3,076	3,076	6,073	6,073
Other income/(expense), net	224	9,660(1)	83,232	92,668
Income before income taxes	123,206	135,412	508,531	520,737
Income tax expense	37,604	38,434	158,866	159,696
Net income	$ 85,602	$ 96,978	$ 349,665	$ 361,041
Earnings Per Share:
Basic	$0.53	$0.60	$2.18	$2.25
Diluted	$0.52	$0.59	$2.14	$2.21

  Includes a $2.8 million income statement reclassification, which had no impact on net income and is unrelated to the Asia Pacific Region adjustments.

A more detailed description of the adjustments is disclosed in Item 7 of the Company's Annual Report on Form 10-K for the period ended September 30, 2004.

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This press release contains forward-looking statements. These forward-looking statements anticipate future performance such as the Company's prospects, expected revenues, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in the Company's public filings with the Securities and Exchange Commission.

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BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)